Exhibit 10.4

Execution Version

OPTION AGREEMENT

Entered into as of September 25, 2006

between

APEX SILVER MINES LIMITED

and

SUMITOMO CORPORATION

i

Appendix A          Active Assets

Appendix B           Reserve Assets

ii

OPTION AGREEMENT

This Option Agreement is entered into as of September 25, 2006 (the “Effective Date”), by and between:

APEX SILVER MINES LIMITED, an exempted company limited by shares duly incorporated and validly existing under the Laws of the Cayman Islands, British West Indies (“Apex”), with its registered office at the offices of Walkers SPV Limited, P.O. Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies; and

SUMITOMO CORPORATION, a corporation duly organized and validly existing under the Laws of Japan (“Sumitomo”), with its headquarters at 1-8-11, Harumi, Chuo-ku, Tokyo 104-8610, Japan.

Apex and Sumitomo are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined in this Agreement have the respective meanings ascribed thereto in ARTICLE I.

RECITALS

A.            Pursuant to the Purchase and Sale Agreement, dated as of the date hereof (the “Purchase and Sale Agreement”), Sumitomo, among other things, acquired (1) 100% of the issued and outstanding share capital of New Sweden 1, which on the Closing Date owned 35% of the issued and outstanding share capital of Minera San Cristóbal S.A., a sociedad anónima organized under the Laws of Bolivia (“MSC”), (2) 100% of the issued and outstanding share capital of New Sweden 2, which on the Closing Date owned 35% of the issued and outstanding quotas of Apex Metals Marketing GmbH, a Gesellschaft mit beschränkter Haftung organized under the Laws of Switzerland (“New Metals”), and (3) 35% of the issued and outstanding share capital of Apex Silver Finance Ltd., an exempted company limited by shares incorporated under the Laws of the Cayman Islands, British West Indies (“New Cayman”) (collectively, the “Acquisition”).

B.            In connection with the Acquisition, Sumitomo desires to obtain, and Apex is willing to grant to Sumitomo, an option to acquire up to a 35% interest (but not less than 20%) in certain mineral exploration assets of Apex (or its Subsidiaries) pursuant to the terms and conditions set forth below.

agreement

In consideration of the mutual promises, covenants, and agreements set forth herein, the Purchase and Sale Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                Defined Terms.  For purposes of this Agreement, the following terms have the following meanings:

“Acquisition” has the meaning specified in the recitals.

“Active Asset” means Apex’s (or its Subsidiary’s) Rights with respect to an Exploration Property set forth in Appendix A attached hereto.

“Active Asset Cessation/Sale Notice” has the meaning specified in Section 3.6(a).

“Active Asset Option” has the meaning specified in Section 3.1.

“Active Asset Option Notice” has the meaning specified in Section 3.3(a).

“Active Asset Option Term” has the meaning specified in Section 3.2.

“Active Asset Payment” has the meaning specified in Section 3.4(a).

“Active Offered Terms” has the meaning specified in Section 3.6(c).

“Active Retained Interest” has the meaning specified in Section 3.6(b).

“Active Third-Party Sale” has the meaning specified in Section 3.6(a).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question.

“Agreement” means this Option Agreement (including the Appendices attached hereto).

“Apex” has the meaning specified in the preamble.

“Asset Development Documents” means all material documents, agreements, accounting records, and financial statements in Apex’s possession related to an Exploration Property.

“Business Day” means any day other than Saturday, Sunday, and a day on which banks in New York, New York, U.S.A. or Tokyo, Japan are required or permitted to close.

“Confidential Information” has the meaning specified in Section 7.2.

“Definitive Exploration Property Agreements” has the meaning specified in Section 3.3(b).

“Development Costs” means costs paid to third parties incurred after the acquisition of an Exploration Property to evaluate the feasibility of developing and conducting mining operations on such property, provided that Development Costs shall not include any Holdings Costs.

“Dispute Resolution Agreement” means that certain Dispute Resolution Agreement, dated as of the date hereof, by and among Apex, Apex Sweden, Apex Luxembourg, Service Company, Sumitomo, New Sweden 1, New Sweden 2, MSC, New Metals, and New Cayman.

“Dollar” or “Dollars” means the lawful currency of the United States of America.

“Effective Date” has the meaning specified in the preamble.

“Exploration Costs” means all costs and expenses incurred in conducting exploration and prospecting activities on or in connection with an asset including the preparation of feasibility studies, the active pursuit of required Government Approvals and the performance of required environmental protection or reclamation obligations, the building, maintenance, and repair of roads, drill site preparation, drilling, tracking, sampling, trenching, digging test pits, shaft sinking, acquiring, diverting, and/or transporting water necessary for exploration, logging of drill holes and drill core, completion and evaluation of geological, geophysical, geochemical, or other exploration data, and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests).

“Exploration Entity” means an Entity as may be permitted to be formed in any given jurisdiction, formed to pursue the development of a given Exploration Property.

“Exploration Property” has the meaning specified in Section 2.1(a).

“GAAP” means generally accepted accounting principles as used in the United States of America.

“Holding Costs” means the periodic and other ordinary and necessary costs of owning, leasing, licensing, maintaining, or otherwise holding an Exploration Property or the Rights associated therewith including property taxes, annual minimum lease, license, or royalty payments, insurance, costs for providing security for persons and equipment on such property, the costs of routine land, buildings, and equipment maintenance, and interest on debt incurred to acquire such Exploration Property or Rights.

“Holding Costs Payment” has the meaning specified in Section 3.6(b).

“Interest” has the meaning specified in Section 3.1.

“Interest Ratio” has the meaning specified in the MSC Shareholder Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto, so long as such successor is a “nationally recognized statistical rating organization” registered with the Securities and Exchange Commission of the United States of America.

“MSC” has the meaning specified in the recitals.

“MSC Shareholders Agreement” means that certain MSC Shareholders Agreement, dated as of the Closing Date, among Apex Sweden, Apex Luxembourg, New Sweden 1 and MSC.

“Optioned Active Asset” has the meaning specified in Section 3.3(a).

“Optioned Asset Historical Cost” means the documented or supported aggregate historical costs incurred by Apex with respect to the Optioned Active Asset(s) or the Optioned Reserve Asset(s), as applicable.  Such historical costs shall include Exploration Costs, Holding Costs, and all other related costs, including reasonably allocated overhead costs related to such asset.

“Optioned Reserve Asset” has the meaning specified in Section 4.3(b).

“Party” or “Parties” has the meaning specified in the preamble.

“Payment Date” has the meaning specified in Section 6.1.

“Purchase and Sale Agreement” has the meaning specified in the recitals.

“Qualified Third Party” means an Entity the non-credit-enhanced long-term senior unsecured debt of which is rated at least the lesser of (i) BBB- by S&P or Baa3 by Moody’s, and (ii) the credit rating of the non-credit-enhanced long-term senior unsecured debt of Sumitomo as provided by S&P or Moody’s as of the date of the transfer, sale, or other disposition by Sumitomo (or its Subsidiary) of its direct or indirect equity interests in an Exploration Entity to such Entity.

“Reserve Asset” means Apex’s (or its Subsidiary’s) Rights with respect to an Exploration Property set forth in Appendix B attached hereto or deemed to be a Reserve Asset in accordance with the terms hereof.

“Reserve Asset Cessation/Sale Notice” has the meaning specified in Section 4.6(a).

“Reserve Asset Option” has the meaning specified in Section 4.1.

“Reserve Asset Option Notice” has the meaning specified in Section 4.3(b).

“Reserve Asset Option Term” has the meaning specified in Section 4.2.

“Reserve Asset Trigger Notice” has the meaning specified in Section 4.3(a).

“Reserve Definitive Exploration Property Agreements” has the meaning specified in Section 4.3(c).

“Reserve Offered Terms” has the meaning specified in Section 4.6(c).

“Reserve Retained Interest” has the meaning specified in Section 4.6(b).

“Reserve Third-Party Sale” has the meaning specified in Section 4.6(a).

“Review Documents” has the meaning specified in Section 3.2.

“Rights” has the meaning specified in Section 2.1(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc and any successor thereto so long as such successor is a nationally recognized statistical rating organization registered with the Securities and Exchange Commission of the United States of America.

“Subsidiary” means with respect to any Person (other than MSC, New Metals and New Cayman as same apply to Apex):

(a)           a corporation a majority in voting power of whose share capital with voting power, under ordinary circumstances, to elect directors is, at the date of determination thereof, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person,

(b)           a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination thereof, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or

(c)           any Entity (other than a corporation, partnership, or limited liability company) in which such Person, a Subsidiary of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person or (ii) in the absence of such a governing body, at least a majority ownership interest.

“Sumitomo” has the meaning specified in the preamble.

“Sumitomo Interestholders” has the meaning specified in the MSC Shareholder Agreement.

“Term” has the meaning specified in Section 5.1(a).

“US$” means Dollars.

Section 1.2                Definitions from Purchase and Sale Agreement.  Undefined capitalized terms used herein have the respective meanings set forth in the Purchase and Sale Agreement.

ARTICLE II
GENERAL

Section 2.1                Active and Reserve Assets.

(a)           Appendices A and B attached hereto set forth the ownership rights (the “Rights”) of Apex (or its Subsidiaries) with respect to each Active Asset or Reserve Asset set forth therein (each an “Exploration Property”).  Apex represents and warrants that it, or its Subsidiary, own such Rights.  Sumitomo acknowledges that the Rights may be subject to transfer restrictions or other limitations (i.e. rights of first refusal) and in connection therewith, Sumitomo’s rights under this Agreement are subject thereto.  Subject to Section 3.6 and Section 4.6, Apex further covenants, represents and warrants that, to the extent within the control of Apex, neither Apex nor any applicable Affiliate of Apex shall grant any acquisition rights to third-parties with respect to the Rights or the Exploration Properties other than Sumitomo during the Term.  Notwithstanding anything herein to the contrary, in no event shall the option rights granted hereunder apply to any property right or Contract to which Apex (or any of its Subsidiaries) is a party or any of its rights or interests thereunder if, and for so long as, the grant of such rights shall constitute or result in (i) the abandonment, invalidation, or enforceability of any right or interest of Apex (or its Subsidiaries) therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such property right or Contract; provided, however, that such grant shall apply immediately at such time as the condition causing such abandonment, invalidation, or unenforceability shall be remedied, and to the extent severable, shall apply immediately to any portion of such property right or Contract that does not result in the consequences specified in clause (i) or (ii) of this Section 2.1(a).

(b)           Apex shall have the right at any time, and from time to time prior to the commencement of an Active Asset Option Term relating to a specified Active Asset, to reclassify such Active Asset as a Reserve Asset and vice versa and Appendices A and B shall be amended accordingly by Apex without further action of the Parties under Section 7.8; provided, however, that no such reclassification shall be made on or after 18 months after the Effective Date or with respect to an asset if an Active Asset Option Notice or a Reserve Asset Option Notice, as applicable, has been delivered with respect to such asset in accordance with the terms of this Agreement.

ARTICLE III
ACTIVE ASSET OPTION

Section 3.1                Grant of Active Asset Option.  Apex hereby grants to Sumitomo the option (the “Active Asset Option”) to acquire from time to time during the Term and on the terms and conditions set forth in this ARTICLE III, an undivided interest of not less than 20% but not more than 35% (an “Interest”) in one or more of the Active Assets.

Section 3.2                Active Asset Option Term.  The “Active Asset Option Term” for any Active Asset shall commence on the date that Sumitomo receives the Asset Development Documents for such Active Asset and shall terminate at 11:59 P.M. (Denver, Colorado, U.S.A. time) on the date that is 60 days after the date Sumitomo receives the Asset Development Documents for such Active Asset.  Apex shall deliver the Asset Development Documents relating to all of the Active Assets to Sumitomo no later than 22 months after the Effective Date.  In the event that Apex (or its Subsidiaries) comes in possession of an Asset Development Document not previously in its possession after the commencement of the Active Asset Option Term, or in the event Apex (or its Subsidiaries) creates an Asset Development Document after the commencement of the Active Asset Option Term, Apex shall promptly deliver such document to Sumitomo, but the existence of such document shall not extend the Active Asset Option Term.  In addition, Sumitomo acknowledges and agrees that some Asset Development Documents may be made available to Sumitomo for review but not physically delivered (“Review Documents”).  Apex shall provide Sumitomo prompt written notice of the existence of Review Documents and the location thereof, but the receipt of such notice and the existence of such Review Documents shall not extend the Active Asset Option Term.

Section 3.3                Exercise of Active Asset Option.

(a)           If Sumitomo elects to exercise any Active Asset Option, Sumitomo shall deliver a written notice (the “Active Asset Option Notice”) to Apex prior to the expiration of such Active Asset Option Term relating to such Active Asset.  The Active Asset Option Notice shall set forth the Active Asset in which Sumitomo elects to acquire an Interest (the “Optioned Active Asset”) and the amount of the Interest Sumitomo wishes to acquire, which in no case shall be less than 20% nor more than 35%, in each such case an Optioned Active Asset.

(b)           Commencing upon receipt by Apex of the Active Asset Option Notice, Apex and Sumitomo shall (i) jointly determine a mutually acceptable structure for the acquisition of Interests in the Optioned Active Assets, and (ii) enter into acquisition documents with respect thereto that are on terms and conditions reasonably acceptable to the Parties (including, among other documents, a shareholders or joint venture agreement providing for the contribution by each party of its pro rata share of future operating and capital costs of the Optioned Active Assets) (the “Definitive Exploration Property Agreements”).  The Definitive Exploration Property Agreements shall include provisions for (A) rights of first refusal with respect to a Party’s transfer of all or part of its interest therein, (B) the contribution by each party of its pro rata share of future operating and capital costs of the Optioned Active Assets, (C) dilution, so that if either Party fails to contribute its proportionate share, the other Party shall have the right to contribute the non-contributing party’s share against the issuance of additional beneficial interests (in shares, quotas, membership, or partnership interest or other comparable designation) to the contributing Party to reflect the adjusted proportionate holdings resulting from such contribution(s) (and non-contribution, as applicable), (D) loss of rights so that at such time a Party’s beneficial interest in an Exploration Entity falls below 25% as a result of clause (C) of this Section 3.3(b), such Party shall have no further rights with respect to the management of such Exploration Entity or the Optioned Active Asset it is developing except the right to have a director on the Board of Exploration Entity until the Party's beneficial interest falls below 20%, and (E) provisions, on such terms as the Parties may mutually agree, similar to ARTICLE II, Section 3.2, Section 3.3, Section 5.1 and Section 7.7 of the MSC Shareholders Agreement.  Apex shall cause any of its Subsidiaries which have rights in the applicable Optioned Active Asset to enter into the Definitive Exploration Property Agreements to the extent reasonably required for Sumitomo to effectively acquire its Interest in the Optioned Active Asset.  Notwithstanding the foregoing, Sumitomo may at any time prior to the execution of the Definitive Exploration Property Agreements elect, by written notice to Apex, not to acquire an interest in one or more Optioned Active Assets to which the Definitive Exploration Property Agreements relate, in which event (X) such Optioned Active Assets shall cease to be subject to this Agreement, and (Y) Sumitomo shall reimburse Apex for reasonable out-of-pocket expenses incurred by Apex in connection with the negotiation of the Definitive Exploration Property Agreement including attorney’s and other consultant fees.

Section 3.4                Payment with respect to each Optioned Active Asset.

(a)           In consideration for each Optioned Active Asset, Sumitomo shall, in each applicable Definitive Exploration Property Agreement, agree to contribute to each Exploration Entity operating the respective Optioned Active Asset the Dollar amount, in cash, equal to 100% of all costs incurred by the Exploration Entity since its establishment until such time Sumitomo’s contributions to such entity shall equal an amount which, when divided by a number equal to the sum of (i) Sumitomo’s said contributions plus (ii) the Optioned Asset Historical Cost incurred up to the effective date of such Definitive Exploration Property Agreement, equals the same percentage as the Interest in such Optioned Active Asset that Sumitomo is acquiring (the “Active Asset Payment”).

(b)           Sumitomo and Apex hereby acknowledge and agree that if Sumitomo (or its Subsidiary) transfers, sells, or otherwise disposes of its direct or indirect equity interests in an Exploration Entity prior to payment in full of the Active Asset Payment as set forth in Section 3.4(a), then Sumitomo (or its Subsidiary) shall, within five Business Days of the date on which Sumitomo or its Subsidiaries ceases to own such equity interest, pay Apex (or its Subsidiary) an amount, in cash, equal to the outstanding unpaid amount of the Active Asset Payment which payment shall satisfy the obligation under Section 3.4(a).  Notwithstanding the foregoing and subject to any applicable rights of first refusal, if Sumitomo or its Subsidiary transfers, sells or otherwise disposes of all, but not less than all, of its direct or indirect equity interests in such Exploration Entity to a

Qualified Third Party, and if such Qualified Third Party expressly assumes all of Sumitomo’s obligations under this Agreement in a writing delivered to Apex (or its Subsidiary), then Sumitomo shall be released of its obligations with respect to the applicable Active Asset arising from and after the completion of such transfer, except for such obligations arising out of events or circumstances that occurred prior to the completion of such transfer, whether occurring before, at, or after the completion of such transfer, and only to the extent such obligations have been assumed by the Qualified Third Party.

Section 3.5                Failure to Exercise Active Asset Option

.  In the event that Sumitomo does not elect to exercise an Active Asset Option with respect to a specific Active Asset during the Active Asset Option Period relating to such Active Asset in accordance with the terms and conditions of this ARTICLE III, then Sumitomo’s rights with respect to such Active Asset as set forth in this ARTICLE III shall terminate and have no further force or effect, and, notwithstanding anything to the contrary in this Agreement, the Parties hereto shall have no liability, responsibility, or obligation, whatsoever, to the each other in respect of this ARTICLE III with respect to such Active Asset.

Section 3.6                Cessation of an Active Asset; Third-Party Sale.

(a)           If, prior to the end of the Term and prior to Sumitomo’s submission of an Active Asset Option Notice with respect to any Active Asset, Apex either (i) elects to cease the exploration or development of an Active Asset still subject to the Active Asset Option or (ii) agrees (subject to this Agreement) to sell an interest in an Active Asset still subject to the Active Asset Option to an unaffiliated third party (an “Active Third-Party Sale”), then, promptly after such decision or agreement, Apex shall provide Sumitomo written notice of same (the “Active Asset Cessation/Sale Notice”) together with the Asset Development Documents relating to such Active Asset, to the extent not already delivered.  Sumitomo shall have the right to acquire all or part of the subject Active Asset on the terms and conditions set forth in Section 3.6(b) and Section 3.6(c).

(b)           If the Active Asset Cessation/Sale Notice states that Apex intends to cease the exploration or development of an Active Asset still subject to the Active Asset Option, then Apex shall indicate in the Active Asset Cessation/Sale Notice the percentage interest of the interest in such Active Asset that Apex shall have the right to retain (the “Active Retained Interest”); provided, however, that such Active Retained Interest shall not exceed 35% of the interest in such Active Asset.  Sumitomo shall have 60 days from the date of receipt of the Active Asset Cessation/Sale Notice and the related Asset Development Documents to elect to either (i) acquire the Active Asset, other than the Active Retained Interest therein, on the terms, conditions, and procedures set forth in Section 3.3(b), or (ii) request that such Active Asset be deemed a Reserve Asset.  Any such election shall be made by written notice to Apex specifying whether Sumitomo is electing to acquire such Acquired Asset or to deem it a Reserve Asset.  In addition:

(I)            If Sumitomo elects to acquire the applicable percentage interest of such Active Asset, then the purchase price for such interest shall be the Dollar amount, in cash, equal to the product of (i) the percentage interest of such Active Asset to be acquired by Sumitomo and (ii) Optioned Asset Historical Costs incurred by Apex for such Active Asset up to the date of Sumitomo’s payment of such purchase price.

(II)           If Sumitomo elects to deem any such Active Asset a Reserve Asset, such Active Asset shall thereafter be treated as a Reserve Asset subject to the provisions of ARTICLE IV.  Sumitomo shall be responsible for all Holding Costs with respect to such asset from the date such asset is designated a Reserve Asset until the earlier of (A) the termination of this Agreement or (B) the date on which Sumitomo acquires an Interest in such asset in accordance with the terms hereof (the “Holding Costs Payment”).  In connection therewith, Apex, on a monthly basis, shall provide Sumitomo an invoice that sets forth the amount payable by Sumitomo with respect such Holding Costs along with reasonable supporting documentation thereof.  All amounts invoiced shall be payable by Sumitomo no later than five Business Days after invoice receipt.  Payment of any such Holding Costs that are outstanding (including any interest accrued thereon and whether invoiced or not) shall be a condition to the closing of Sumitomo’s acquisition of an Interest in such asset, to the extent Sumitomo elects to acquire an Interest in accordance with ARTICLE IV.

(c)           If the Active Asset Cessation/Sale Notice states that Apex intends to enter into an Active Third-Party Sale, then Apex shall indicate in the Active Asset Cessation/Sale Notice the terms and conditions on which such Active Asset is proposed to be sold to a third party (the “Active Offered Terms”) (including the percentage interest to be sold, sale price, and applicable time period in which the transaction shall close).  Sumitomo shall have 30 Business Days from the date of receipt of the Active Asset Cessation/Sale Notice and the related Asset Development Documents to elect to acquire such interest in the applicable Active Asset on the Active Offered Terms.  Apex may sell such Active Asset to a third-party on the Active Offered Terms within 120 days of the end of such 30 Business Day period or within 120 days of Sumitomo’s failure to consummate the transaction on the Active Offered Terms (including applicable required time periods with respect thereto) after having made an election to do so.  In the event Apex does not complete such a sale to a third party on the Active Offered Terms, the Active Asset shall, at the election of Apex, be deemed either an Active Asset or a Reserve Asset.

Section 3.7                Access to Records.  Commencing on the Effective Date until the end of the Term (except with respect to those Active Assets with respect to which the Active Asset Option has terminated), Apex shall afford to Sumitomo and its business, accounting, legal, engineering and other representatives, as well as their respective officers and employees, reasonable access, upon reasonable notice, to its documents, agreements, accounting records, and financial statements applicable to, and to the physical properties comprising, the Active Assets and shall permit Sumitomo and such representatives to make such tests, including soil and other field tests, of such Active Assets as Sumitomo may reasonably request.

ARTICLE IV
RESERVE ASSET OPTION

Section 4.1                Grant of Reserve Asset Option.  Apex hereby grants to Sumitomo the option (the “Reserve Asset Option”) to acquire, from time-to-time during the Term and on the terms and conditions set forth in this ARTICLE IV, an Interest in one or more of the Reserve Assets.

Section 4.2                Reserve Asset Option Term.  The “Reserve Asset Option Term” with respect to any Reserve Asset shall commence on the date (after delivery of the applicable Reserve Asset Trigger Notice) Sumitomo receives the Asset Development Documents (taking into account any Asset Development Documents provided or reviewed by Sumitomo in accordance with Section 4.3 prior to such date) with respect to such Reserve Asset and shall terminate at 11:59 p.m. (Denver, Colorado time) on the date that is 60 days after Sumitomo receives such documents.  In the event that Apex (or its Subsidiaries) comes in possession of an Asset Development Document not previously in its possession after the commencement of the Reserve Asset Option Term, or in the event Apex (or its Subsidiaries) creates an Asset Development Document after the commencement of the Reserve Asset Option Term, Apex shall promptly deliver such document to Sumitomo, but the existence of such document shall not extend the Reserve Asset Option Term.  In addition, Sumitomo acknowledges and agrees that Apex may provide Sumitomo with Review Documents.  Apex shall provide Sumitomo prompt written notice of the existence of Review Documents and the location thereof, but the receipt of such notice and the existence of such Review Documents shall not extend the Reserve Asset Option Term.

Section 4.3                Exercise of Option.

(a)           Apex shall provide Sumitomo written notice promptly after Apex has expended in excess of US$200,000 (as determined from the Effective Date) in Development and/or Exploration Costs with respect to a Reserve Asset, and Sumitomo may at any time during the Term provide a written notice to Apex requesting that Apex deliver to Sumitomo all Asset Development Documents relating to a specified Reserve Asset (either such notice being a “Reserve Asset Trigger Notice”).  Apex shall provide Sumitomo with all Asset Development Documents relating to such Reserve Asset as soon as practicable after delivery of the Reserve Asset Trigger Notice. For clarity, Sumitomo may request to review documents related to any of the Reserve Assets at any time during the Term of this agreement, whether or not a Reserve Asset Trigger Notice has been delivered by Apex, for the purpose of determining Sumitomo’s desire to present a Reserve Asset Option Notice under the terms of this Section 4.3(a).

(b)           At any time prior to the end of any Reserve Asset Option Term, Sumitomo may elect to exercise the Reserve Asset Option with respect to the Reserve Asset that is the subject of a Reserve Asset Trigger Notice by delivering a written notice (the “Reserve Asset Option Notice”) stating Sumitomo’s intent to acquire an Interest in the applicable Reserve Asset (an “Optioned Reserve Asset”).  The Reserve Asset Option Notice shall set forth the Reserve Asset in which Sumitomo elects to acquire an Interest and the amount of the Interest Sumitomo wishes to acquire, which in no case shall be less than 20% nor more than 35%, in each such case an Optioned Reserve Asset.

(c)           Commencing upon receipt by Apex of the Reserve Asset Option Notice, Apex and Sumitomo shall (i) jointly determine a mutually acceptable structure for the acquisition of the Interest in the Optioned Reserve Asset, and (ii) enter into acquisition documents with respect thereto that are on terms and conditions reasonably acceptable to the Parties (including, among other documents, a shareholders or joint venture agreement providing for the contribution by each party of its pro rata share of the future operating and capital costs of the Optional Reserve Asset) (the “Reserve Definitive Exploration Property Agreements”).  The Reserve Definitive Exploration Property Agreements shall include provisions for (A) rights of first refusal with respect to a Parties transfer of all or part of their interest therein, (B) the contribution by each party of its pro rata share of future operating and capital costs of the Optioned Reserve Assets, (C) if either Party fails to contribute its proportionate share, the other Party shall have the right to contribute the non-contributing party’s share against the issuance of additional beneficial interests (in shares, quotas, membership or partnership interest, or other comparable designation) to the contributing Party to reflect the adjusted proportionate holdings resulting from such contribution(s) (and non-contribution, as applicable), (D) at such time a Party’s beneficial interest in an Exploration Entity falls below 25% as a result of clause (C) of this Section 4.3(c), such Party shall have no further rights with respect to the management of such Exploration Entity or the Exploration Property it is developing except the right to have a director on the Board of the Exploration Entity until the Party's beneficial interest in the Exploration Entity falls below 20%, and (E) provisions, on such terms as the Parties may mutually agree, similar to ARTICLE II, Section 3.2, Section 3.3, Section 5.1 and Section 7.7 of the MSC Shareholders Agreement.  Apex shall cause any of its Subsidiaries having rights in the applicable Optioned Reserve Asset to enter into the Reserve Definitive Exploration Property Agreements to the extent reasonably required for Sumitomo to effectively acquire its Interest in the Optioned Reserve Asset.  Notwithstanding the foregoing, Sumitomo may at any time prior to the execution of the Reserve Definitive Exploration Property Agreement elect, by written notice to Apex, not to acquire an interest in one or more of the Optioned Reserve Assets to which the Reserve Definitive Exploration Property Agreement relates in which event such Reserve Asset shall cease to be the subject to this Agreement.

Section 4.4                Payment for Optioned Reserve Assets.  In consideration for each Optioned Reserve Asset, Sumitomo shall pay to Apex, at the closing of the acquisition of the Interest in such Optioned Reserve Asset, the Dollar amount in cash, equal to the percentage

Interest of such Optioned Reserve Asset that Sumitomo is acquiring times the Optioned Asset Historical Costs with respect to such Optioned Reserve Asset that have been incurred up to the date of Sumitomo’s said payment.

Section 4.5                Failure to Exercise Reserve Asset Option.  In the event that Sumitomo elects not to exercise any Reserve Asset Option, or fails to timely deliver a Reserve Asset Option Notice, with respect to a Reserve Asset for which a Reserve Asset Option Notice has been delivered, then Sumitomo’s rights as set forth in this ARTICLE IV with respect to such Reserve Asset shall terminate and have no further force or effect, and, notwithstanding anything to the contrary in this Agreement, the Parties hereto shall have no liability, responsibility, or obligation, whatsoever, to each other in respect of this ARTICLE IV with respect to such Reserve Asset.

Section 4.6                Cessation of a Reserve Asset; Third-Party Sale.

(a)           Except with respect to an Optioned Reserve Asset or a Reserve Asset for which a Reserve Asset Trigger Notice has been delivered, if, during the Term, Apex either (i) makes a permanent election not to pursue development of a Reserve Asset or (ii) agrees (subject to this Agreement) to sell an interest in a Reserve Asset to an unaffiliated third party (a “Reserve Third-Party Sale”), then, promptly after such decision or agreement, Apex shall provide Sumitomo written notice of same (the “Reserve Asset Cessation/Sale Notice”) together with the Asset Development Documents relating to such Reserve Asset, to the extent not already delivered.  Sumitomo shall have the right to acquire all or part of the subject Reserve Asset on the terms and conditions set forth in Section 4.6(b) and Section 4.6(c).

(b)           If the Reserve Asset Cessation/Sale Notice states that Apex has permanently elected not to pursue development of a Reserve Asset, then Apex shall indicate in the Reserve Asset Cessation/Sale Notice the percentage interest of such Reserve Asset that Apex shall have the right to retain (the “Reserve Retained Interest”); provided, however, that such Reserve Retained Interest shall not exceed 35% of the interest in such Reserve Asset.  Sumitomo shall have 60 days from the date of receipt of the Reserve Asset Cessation/Sale Notice and the related Asset Development Documents to elect to acquire the applicable Reserve Asset other than the Reserve Retained Interest therein on the terms, conditions, and procedures set forth in Section 4.3(c).  The purchase price for such interest shall be the Dollar amount, in cash, equal to (i) the percentage interest of such Reserve Asset to be acquired by Sumitomo multiplied by (ii) the total amount of all Optioned Asset Historical Costs incurred by Apex for such Reserve Asset up to the date of payment of such purchase price.

(c)           If the Reserve Asset Cessation/Sale Notice states that Apex intends to enter into a Reserve Third-Party Sale, then Apex shall indicate in the Reserve Asset Cessation/Sale Notice the terms and conditions on which such Reserve Asset is proposed to be sold to a third party (the “Reserve Offered Terms”) (including the percentage interest to be sold, sale price, and applicable time period in which the transaction shall close).  Sumitomo shall have 60 days from the date of receipt of the Reserve Asset Cessation/Sale Notice and the related Asset Development Documents to elect to acquire such interest in the applicable Reserve Asset on the Reserve Offered Terms.  Apex may sell such Reserve Asset to a third party on the Reserve Offered Terms within 120 days of the end of such 60-day period or within 120 days of Sumitomo’s failure to consummate the transaction on the Reserve Offered Terms (including applicable required time periods with respect thereto) after having made an election to do so.  In the event Apex does not complete such a sale to a third party on the Reserve Offered Terms, the Reserve Asset shall thereafter continue to be treated as a Reserve Asset subject to the provisions of ARTICLE IV.

Section 4.7                Access to Records.  During the Term of this Agreement, Apex shall afford to Sumitomo and its business, accounting, legal, engineering and other representatives, as well as their respective officers and employees, reasonable access, upon reasonable notice, to its documents, agreements, accounting records, and financial statements related to, and to the physical properties comprising, the Reserve Assets and shall permit Sumitomo and such representatives to make such tests, including soil and other field tests, of such Active Assets as Sumitomo may reasonably request.

ARTICLE V
TERM AND TERMINATION

Section 5.1                Term.

(a)           Unless otherwise agreed in writing by the Parties, the Parties obligations under this Agreement shall commence on the Effective Date and shall terminate, along with this Agreement, upon the date that is the earlier of (i) two years after the Effective Date, or (ii) the date on which the aggregate Interest Ratios of the Sumitomo Interestholders in MSC is less than 20% (the “Term”).

(b)           Subject to Section 5.2(a) and notwithstanding the foregoing, the Term shall be tolled solely under the following circumstances:  (i) if the Asset Development Documents related to any Active Asset have not been delivered to (or reviewed by) Sumitomo on or before the date that is 60 days prior to the end of the Term, or the Section 3.3 negotiation period with respect to such Active Asset has not expired by the end of the Term, the Term shall be tolled with respect to such Active Asset for the duration of the applicable Active Asset Option Term pursuant to Section 3.2 and any negotiation period with respect thereto pursuant to Section 3.3(a); and (ii) if a Reserve Asset Trigger Notice has been delivered to or by Sumitomo with respect to a Reserve Asset, and the Asset Development Documents related to such Reserve Asset have not been delivered to (or reviewed by) Sumitomo on or before the date that is 60 days prior to the end of the Term, or the Section 4.3 negotiation period with respect to such Reserve Asset has not expired by the end of the Term, the Term shall be tolled with respect to such Reserve Asset for the duration of the applicable Reserve Asset Option Term pursuant to Section 4.2 and any negotiation period with respect thereto pursuant to Section 4.3.

Section 5.2                Effect of Termination.

(a)           If (i) this Agreement is terminated pursuant to  Section 5.1(a)(i) and (ii) at such time of termination, an Active Asset Option Notice or an Reserve Asset Option Notice, as applicable, has been delivered to Apex, but the acquisition process set forth in ARTICLE III or ARTICLE IV, as applicable, has not been completed in accordance with the terms hereof, then, solely with respect to such optioned asset, this Agreement shall continue until consummation of the acquisition of such asset.

(b)           If (i) this Agreement is terminated pursuant to Section 5.1(a)(ii) and (ii) at such time of termination,  an Active Asset Option Notice or an Reserve Asset Option Notice, as applicable, has been delivered to Apex, but the acquisition process set forth in ARTICLE III or ARTICLE IV, as applicable, has not been completed in accordance with the terms hereof, then this Agreement shall terminate and Sumitomo shall have no further rights with respect to such asset.

ARTICLE VI
FAILURE TO MAKE PAYMENT

Section 6.1                Failure to Make Holding Cost Payment.  If Sumitomo fails to make  a Holding Costs Payment within 30 days of the date (the “Payment Date”) such payment is due and payable, Sumitomo shall forfeit its interest and its rights to the Active Asset or Reserve Asset to which the Holding Costs Payment applies without further notice from Apex.

ARTICLE VII
ADDITIONAL PROVISIONS

Section 7.1                Entire Agreement.  This Agreement (together with the Purchase and Sale Agreement and the other Transaction Documents) contain, and are intended as, a complete statement of all of the terms of the agreements among the Parties with respect to the matters provided for herein and therein, and supersede and discharge any previous agreements and understandings between the Parties with respect to those matters.

Section 7.2                Confidentiality.  Each Party shall keep confidential, shall cause its Affiliates to keep confidential, and shall instruct its officers, directors, employees, and advisors to keep confidential, all information received from the other Party with respect to any Asset Development Document or Review Document along with any due diligence investigation conducted relating to an Active Asset or Reserve Asset and the consummation of the transactions contemplated by this Agreement or otherwise, except (i) as required by applicable securities or other Laws or stock exchange rules or administrative process, and (ii) for information that is or becomes generally available to the public other than as a result of a breach of this Section 7.2 (such information, subject to clauses (i) and (ii), “Confidential Information”).  Except to the

extent deemed necessary or advisable by counsel to maintain compliance with, or to prevent violation of, applicable securities or other Laws or stock exchange rules, each Party shall keep the existence of and the provisions of this Agreement and the other Transaction Documents confidential and shall disclose their contents only (1) to those lenders, investors, partners, shareholders, directors, officers, employees, and agents who need to know such information for purposes of its businesses and the transactions contemplated hereby, and (2) to Governmental Authorities and third parties for purposes of obtaining approvals for the transactions contemplated hereby.  All Confidential Information shall be treated as information covered by the Confidentiality Agreement, which shall remain in full force and effect and shall not be modified or superseded in any way by this Agreement.  With respect to an Active Asset or Reserve Asset for which Sumitomo (or its Affiliates) receives Asset Development Documents or Review Documents but does not acquire an Interest in such asset, Sumitomo (or its Affiliates) (i) shall promptly return to Apex all copies of such Asset Development Documents or Review Documents in the possession or Sumitomo (or its Affiliates), and, unless specifically prohibited by court order, Sumitomo (or its Affiliates) will destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any such Asset Development Document or Review Document, and (ii) shall be prohibited from using any information in such Asset Development Document or Review Document for its (or its Affiliates) future benefit without the prior written consent of Apex.

Section 7.3                Governing Law; Language.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, including Section 5-1401 of the New York General Obligations Law, as applied to contracts made and performed within the State of New York, without regard to any choice or conflicts of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.  This Agreement has been negotiated and executed by the Parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.  If any doubt, misunderstanding, or dispute arises in their interpretation, the English version shall govern.

Section 7.4                Dispute Resolution.  Any controversy, claim, or dispute between the Parties that arises out of or relates to this Agreement, including any claim or controversy relating to payment obligations hereunder or the interpretation, breach, termination, or invalidity of any provision hereof, shall be exclusively and finally settled pursuant to and in accordance with the Dispute Resolution Agreement.

Section 7.5                Headings.  The article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 7.6                Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the Person to whom sent), sent by internationally recognized overnight delivery service to the Parties at the following addresses (or to such other Person or address for a Party as specified by such

Party by like notice) (notice shall be deemed given and received upon receipt, if delivered personally, by overnight delivery service or by telecopy, except that notice of a change of address shall not be deemed given and received until actually received):

(a)           If to Apex, to it at:

Apex Silver Mines Limited
c/o Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado  80203 U.S.A.
Attention:  Vice President of Exploration
Telecopier: +1 (303) 839-5907

(b)           If to Sumitomo, to it at:

Sumitomo Corporation
8-11, Harumi, 1-chome,
Chuo-ku, Tokyo, 104-8610 Japan
Attention:  General Manager, Non-Ferrous Metals
                                & Raw Materials Dept.
Telecopier:  +81-3-5166-6423

Section 7.7                Severability.  If at any time any covenant or provision contained herein is deemed in a final ruling of a court or other body of competent jurisdiction (including an arbitral tribunal convened in accordance with the Dispute Resolution Agreement) to be invalid or unenforceable, such covenant or provision shall be considered divisible and such covenant or provision shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court or other body has held to be valid and enforceable (provided such amended and reformed provision shall be amended, reformed and construed in a manner that reflects and carries out the provisions and the intent of the Parties); and the Parties agree that such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

Section 7.8                Amendment; Waiver.  Except as provided in Section 2.1(b), no provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the Parties and designated as an amendment or modification.  No waiver by any Party of any provision of this Agreement shall be valid unless in writing and signed by the Party making such waiver and designated as a waiver.  No failure or delay by any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power, or remedy preclude any further exercise thereof or the exercise of any other right, power, or remedy.  No waiver of any provision hereof shall be construed as a waiver of any other provision.

Section 7.9                Assignment and Binding Effect.  No Party may assign any of its rights or delegate any of its obligations under this Agreement without (a) the prior written consent of the other Party, and (b) the complete written assumption by the assignee of all of the obligations of the assignor under this Agreement.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the Parties.

Section 7.10              No Benefit to Others.  Except as expressly set forth herein, the representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns, and they shall not be construed as conferring and are not intended to confer any rights, remedies, obligations, or liabilities on any other Person, unless such Person is expressly stated herein to be entitled to any such right, remedy, obligation, or liability.

Section 7.11              No Consequential Damages.  No Party shall be liable for any punitive, multiple, or other exemplary damage or loss, or any indirect, special, incidental, or consequential loss or damage, lost profits, loss of use, or lost revenues suffered by any other Party arising from or relating to a Party’s performance, non-performance, breach of, or default under a covenant, warranty, representation, term, or condition of this Agreement.  Each Party waives and relinquishes claims for such punitive, multiple, exemplary, indirect, special, incidental, or consequential losses or damages, lost profits, loss of use, or lost revenues.  The limitations on liability and damages set forth in this Section 7.11 apply to all causes of action that may be asserted hereunder, whether sounding in breach of contract, breach of warranty, tort, product liability, negligence, or otherwise.

Section 7.12              Counterparts.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 7.13              Interpretation.

(a)           As used herein, except as otherwise indicated herein or as the context may otherwise require: (i) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (ii) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Appendices hereto, and not to any particular article, section, or other subdivision hereof or Appendix hereto; (iii) any pronoun shall include the corresponding masculine, feminine, and neuter forms; (iv) the singular includes the plural and vice versa; (v) references to any agreement or other document are to such agreement or document as amended, modified, supplemented, and restated now or hereafter from time to time; (vi) references to any statute or regulation are to it as amended, modified, supplemented, and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations; (vii) except as otherwise expressly provided in this Agreement, references to “Article,” “Section,” “preamble,” “recital,” or another subdivision or to an “Appendix” are to an article, section, preamble, recital or subdivision hereof or an “Appendix” hereto; and

(viii) references to any Person or Entity include such Person’s or Entity’s respective successors and permitted assigns.

(b)           Any reference herein to a “day” or number of “days” (without the explicit qualification of “Business”) shall be deemed to refer to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

(c)           Any financial or accounting terms that are not otherwise defined herein shall have the meanings given thereto under GAAP.

Section 7.14              Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation, preparation, and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

APEX SILVER MINES LIMITED

By:	/s/ Jeffrey Clevenger
Jeffrey Clevenger
Its:	President & CEO

SUMITOMO CORPORATION

By:	/s/ Mitsuhiko Yamada
Mitsuhiko Yamada
Its:	Executive Officer and General Manager,
Mineral Resources Division 1